Exhibit 10.5

January 30, 2002

Mr. Robert Berwanger
4606 Merchant Square
Lansdale, PA 19446

Dear Bob:

            As per our discussion, the terms of your continued employment with RMH are as follows:

            1.    Title : Chief Operating Officer.

            2.    Base Salary : $400,000 per annum with annual salary increases each year thereafter to be determined by the Board.

            3.    Effective Date : Monday, February 4, 2002.

            4.    Term : Three year term, with two successive one year extensions, if agreed to by you and the Company within the appropriate time.

            5.    Options : Subject to the approval of the Board, you will be granted options, pursuant to the RMH Teleservices Inc. 1996 Stock Incentive Plan to purchase 75,000 RMH common shares at the closing price on the day of the grant. The options will vest in accordance with the 1996 Stock Incentive Plan.

            6.    Annual Bonus : You may be eligible to receive an Annual Bonus of at least $100,000.

            7.    Vacation : Four (4) weeks paid vacation annually.

            8.    Car Allowance : You will be given an annual car allowance of $12, 000.

            9.    Benefits : You will be eligible to participate, at the Company’s sole cost, in RMH’s benefit plans, which currently consists of medical, dental, prescription, vision life insurance, and long term disability insurance.

            10.    Non-Compete, Trade Secrets : You will be required to execute a Non-Competition/Non-Solicitation Agreement, which will also include confidentiality provisions.

            11.    Severance : If the Company terminates your employment without Cause or if you are severed three (3) months prior or within six (6) months following a Change of Control, as defined in your prior Employment Agreement, dated March 1998, you shall be entitled to your then current Base Salary payable for a period of twenty (20) months so long as you execute and do not revoke a Separation Agreement and General Release acceptable to the Company.

            Please confirm your acceptance by signing and dating the space below. Retain one copy of the letter for yourself and return the original as soon as possible.

Sincerely,
/s/ John A. Fellows
John A. Fellows Chief Executive Officer

Accepted By:

/s/ Robert Berwanger	1-30-2002
Robert Berwanger	Date